Exhibit 99.1

NEWS RELEASE	CONTACT:	JOHN P. NELSON
FOR IMMEDIATE RELEASE		CEO AND PRESIDENT
(515) 232-6251
JANUARY 19, 2024

AMES NATIONAL CORPORATION

ANNOUNCES EARNINGS FOR THE FOURTH QUARTER OF 2023

Ames, Iowa – Ames National Corporation (Nasdaq: ATLO; the “Company”) today reported net income for the fourth quarter of 2023 of $2.1 million, or $0.24 per share, compared to $4.4 million, or $0.49 per share, earned in the fourth quarter of 2022. For the year ended December 31, 2023, net income for the Company totaled $10.8 million or $1.20 per share, compared to $19.3 million or $2.14 per share earned in 2022. The decrease in earnings is primarily the result of higher interest expense on deposits and other borrowed funds and an increase in credit loss expense, offset in part by an increase in interest income on loans. The higher interest expense on deposits is due to an increase in market rates. Since March 1, 2022, The Federal Open Market Committee has increased its target for the federal funds interest rate by 5.25%. The increase in credit loss expense was primarily due to loan growth in 2023. The increase in interest income on loans was primarily due to higher rates and growth in the loan portfolio.

INCOME STATEMENT HIGHLIGHTS (unaudited)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022

Net income (in thousands)	$2,139	$4,412	$10,817	$19,293
Earnings per share - basic and diluted	$0.24	$0.49	$1.20	$2.14
Return on average assets	0.40%	0.84%	0.51%	0.90%
Return on average equity	5.74%	12.47%	7.05%	11.43%
Efficiency ratio	75.59%	65.04%	74.60%	61.41%
Net interest margin	2.15%	2.56%	2.20%	2.62%

COMPANY STOCK HIGHLIGHTS (unaudited)

	As of or for the three months ended
	December 31,
Company Stock (ATLO)	2023

Closing price			$21.34
Price range	$15.01	-	22.50
Book value per common share			$18.44
Cash dividend declared			$0.27
Dividend yield			5.06%

BALANCE SHEET HIGHLIGHTS (unaudited)

	December 31,
(Dollars in thousands)	2023	2022

Assets	$2,155,481	$2,134,926
Loans receivable, net	1,277,812	1,226,011
Deposits	1,811,831	1,897,957
Stockholders' equity	165,788	149,098
Capital ratio	7.69%	6.98%

Fourth Quarter 2023 Results:

Fourth quarter 2023 loan interest income was $2.4 million higher than fourth quarter 2022 and was primarily due to higher average interest rates and growth in the loan portfolio. Deposit interest expense increased $3.9 million during this same period due primarily to an increase in market interest rates. Other borrowed funds interest expense increased $1.0 million during the same period due to increased borrowings. Fourth quarter 2023 net interest income totaled $11.0 million, a decrease of $1.8 million, or 14.3%, compared to the same quarter a year ago. The Company’s net interest margin was 2.15% for the quarter ended December 31, 2023 as compared to 2.56% for the quarter ended December 31, 2022. The net interest margin increased 4 basis points for the fourth quarter of 2023 as compared to 2.11% for the third quarter of 2023. The decrease in net interest margin compared to 2022 was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss expense of $755 thousand was recognized in the fourth quarter of 2023 as compared to a credit loss benefit of ($168) thousand in the fourth quarter of 2022. Net loan charge-offs totaled $36 thousand for the quarter ended December 31, 2023 compared to net loan charge-offs of $32 thousand for the quarter ended December 31, 2022. The credit loss expense in 2023 was primarily due to growth in the loan portfolio. The credit loss benefit in 2022 was primarily due to a reduction in specific reserves and offset in part by loan growth.

Noninterest income for the fourth quarter of 2023 totaled $2.3 million as compared to $2.5 million in the fourth quarter of 2022, an decrease of 7%. The decrease is primarily due to lower wealth management income due to a decline in estate fees.

Noninterest expense for the fourth quarter of 2023 totaled $10.0 million compared to $9.9 million recorded in the fourth quarter of 2022, an increase of 1%. The increase is primarily due to higher FDIC assessments and normal increases in salaries and benefits. The efficiency ratio was 75.6% for the fourth quarter of 2023 as compared to 65.0% in the fourth quarter of 2022.

Income tax expense for the fourth quarter of 2023 totaled $340 thousand compared to $1.1 million recorded in the fourth quarter of 2022. The effective tax rate was 14% and 20% for the quarters ended December 31, 2023 and 2022, respectively. The lower than expected tax rate in 2023 was primarily due to a higher proportion of tax-exempt interest income and New Markets Tax Credits to pretax income as compared to 2022.

Year 2023 Results:

For the year ended December 31, 2023 loan interest income was $10.9 million higher than the year ended December 31, 2022. The increase is primarily due to higher average rates and growth in the loan portfolio. Deposit interest expense increased $17.2 million during the same period due to an increase in market interest rates. Other borrowed funds interest expense increased $4.2 million during the same period due to increased borrowings. The net interest income for the year ended December 31, 2023 totaled $44.6 million, a decrease of $8.6 million, or 16.2%, compared to the same period a year ago. The Company’s net interest margin was 2.20% for the year ended December 31, 2023 as compared to 2.62% for the year ended December 31, 2022. The decrease in net interest margin was primarily due to an increase in market interest rates on deposits in excess of rate increases on interest-earning assets.

A credit loss expense of $789 thousand was recognized for the year ended December 31, 2023 as compared to a credit loss benefit of ($874) thousand for the year ended December 31, 2022. Net loan charge-offs totaled $213 thousand for the year ended December 31, 2023 compared to net loan charge-offs of $50 thousand for the year ended December 31, 2022. The credit loss expense in 2023 was primarily due to growth in the loan portfolio and charge-offs in the agriculture loan portfolio. The credit loss benefit in 2022 was primarily due to a reduction in specific reserves and offset in part by loan growth.

Noninterest income for the year ended December 31, 2023 totaled $9.2 million compared to $9.7 million for the year ended December 31, 2022, a decrease of 5%. The decrease in noninterest income was primarily due to fewer gains on sale of residential loans held for sale as refinancing volume has slowed and a decrease in wealth management income primarily due to a decline in estate fees.

Noninterest expense for the year ended December 31, 2023 totaled $40.2 million compared to $38.6 million for the year ended December 31, 2022, an increase of 4%. The increase is primarily due to a wire fraud loss of $523 thousand recorded in the second quarter of 2023, higher FDIC assessments and normal increases in salaries and employee benefits. The efficiency ratio was 74.6% and 61.4% for the year ended December 31, 2023 and 2022, respectively.

Income tax expense for the year ended December 31, 2023 and 2022 totaled $2.1 million and $5.9 million, respectively. The effective tax rate was 16% and 23% for the year ended December 31, 2023 and 2022, respectively. The decrease in income tax expense and higher than expected tax rate in 2022 was due to a $780 thousand adjustment to deferred taxes for the reduction in future Iowa bank franchise tax rates enacted in the second quarter of 2022. The lower than expected tax rate in 2023 was primarily due to a higher proportion of tax-exempt interest income and New Markets Tax Credits to pretax income as compared to 2022.

Balance Sheet Review:

As of December 31, 2023, total assets were $2.16 billion, an increase of $20.6 million, as compared to December 31, 2022. The increase in assets is primarily due to interest-bearing deposit and loan growth funded by other borrowings. The increase was offset in part by a decrease in securities available-for-sale due primarily to maturities in the investment portfolio.

Securities available-for-sale as of December 31, 2023 decreased to $736.4 million from $786.4 million as of December 31, 2022. The decrease in securities available-for-sale is primarily due to maturities in excess of purchases. The Company's investment portfolio had an expected duration of 3.55 years as of December 31, 2023. There are $83 million of investments maturing in 2024 at an average yield of approximately 1.6%.

Net loans as of December 31, 2023 increased to $1.28 billion, as compared to $1.23 billion as of December 31, 2022. The increase was primarily due to an increase in the commercial operating, construction and multi-family loan portfolios. Impaired loans were $13.2 million and $14.4 million as of December 31, 2023 and 2022, respectively. There are approximately $202 million of loans maturing in 2024.

Effective January 1, 2023, the Company adopted the Financial Instruments – Credit Losses (CECL) accounting guidance. The adoption of this guidance established a single allowance framework for all financial assets carried at amortized cost and certain off-balance sheet credit exposures. The framework requires that management’s estimate reflects credit losses over the full remaining expected life of each credit and considers expected future changes in macroeconomic conditions. The adoption resulted in the recognition on January 1, 2023 of cumulative effect adjustments of $518 thousand related to the allowance for credit losses and $273 thousand related to the liability for off-balance sheet credit exposures. The allowance for credit losses on December 31, 2023 totaled $16.8 million, or 1.30% of loans, compared to $15.7 million, or 1.26% of loans, as of December 31, 2022. The increase in the allowance for credit losses is mainly due to loan growth and the adoption of CECL.

Deposits totaled $1.81 billion as of December 31, 2023, a decrease of 5%, compared to $1.9 billion recorded as of December 31, 2022. The decline in deposits is primarily due to decreases in savings and money market accounts as customers seek higher interest rates. A portion of the decline in savings and money market accounts was offset by an increase in time deposits. Deposit balances fluctuate as customers’ liquidity needs vary and could be impacted by prevailing market interest rates, competition, and economic conditions.

Liquid assets of cash on hand, balances due from other banks and interest-bearing deposits in financial institutions for December 31, 2023 totaled $55.1 million. Other sources of liquidity available to the Banks as of December 31, 2023 include available borrowing capacity with the FHLB of $280.9 million and federal funds borrowing capacity at correspondent banks of $101.5 million. The available borrowing capacity represents 21% of total deposits.

The Federal Reserve Board created the Bank Term Funding Program (BTFP) in 2023, offering loans of up to one year in length to banks pledging U.S. Treasuries, agency debt and mortgage-backed securities, and other qualifying assets as collateral. The BTFP allows for borrowing from the Federal Reserve Bank up to the par value of the pledged collateral and will provide an additional source of liquidity. The Company had $81.3 million borrowed under the BTFP as of December 31, 2023.

The Company’s stockholders’ equity represented 7.7% of total assets as of December 31, 2023 with all of the Company’s six affiliate banks considered well-capitalized as defined by federal capital regulations. Total stockholders’ equity was $165.8 million as of December 31, 2023, compared to $149.1 million as of December 31, 2022. The increase in stockholders’ equity was primarily the result of a decrease in unrealized losses on the investment portfolio and retention of net income in excess of dividends.

Cash Dividend Announcement

On November 8, 2023, the Company declared a quarterly cash dividend on common stock, payable on February 15, 2024 to stockholders of record as of February 1, 2024, equal to $0.27 per share.

Forecasted Earnings

The Company is forecasting earnings for the year ending December 31, 2024 in the range of $1.45 to $1.55 per share compared to $1.20 per share earned for the year ended December 31, 2023. The increase in forecasted earnings from 2023 actual results was primarily due to maturities of interest-earning assets repricing at market rates.

About Ames National Corporation

Ames National Corporation affiliate Iowa banks are First National Bank, Ames; Boone Bank & Trust Co., Boone; State Bank & Trust Co., Nevada; Reliance State Bank, Story City; United Bank & Trust Co., Marshalltown; and Iowa State Savings Bank, Creston, Iowa.

The Private Securities Litigation Reform Act of 1995 provides the Company with the opportunity to make cautionary statements regarding forward-looking statements contained in this News Release, including forward-looking statements concerning the Company’s future performance and asset quality. Forward-looking statements contained in this News Release are not historical facts and are based on management’s current beliefs, assumptions, predictions and expectations of future events, including the Company’s future performance, taking into account all information currently available to management. These beliefs, assumptions, predictions and expectations are subject to numerous risks and uncertainties and can change as a result of many possible events or factors, not all of which are known to management and many of which are beyond management’s control. If a change occurs, the Company’s business, financial condition, liquidity, results of operations, asset quality, plans and objectives may vary materially from those expressed in the forward-looking statements. Accordingly, investors are cautioned not to place undue reliance on such forward-looking statements. These statements are often, but not always, made through the use of words or phrases such as “anticipates,” “believes,” “can,” “could,” “may,” “predicts,” “potential,” “should,” “will,” “estimate,” “plans,” “projects,” “forecasts”, “continuing,” “ongoing,” “expects,” “views,” “intends” and similar words or phrases. The risks and uncertainties that may affect the Company’s future performance and asset quality include, but are not limited to, the following: national, regional and local economic conditions and the impact they may have on the Company and its customers; competitive products and pricing available in the marketplace; changes in credit and other risks posed by the Company’s loan and investment portfolios, including declines in commercial or residential real estate values or changes in the allowance for credit losses as dictated by new market conditions or regulatory requirements; changes in local, national and international economic conditions, including rising inflation rates; fiscal and monetary policies of the U.S. government; changes in governmental regulations affecting financial institutions (including regulatory fees and capital requirements); changes in prevailing interest rates; credit risk management and asset/liability management; the financial and securities markets; the availability of and cost associated with sources of liquidity; and other risks and uncertainties inherent in the Company’s business, including those discussed under the headings “Forward-Looking Statements and Business Risks” and “Risk Factors” in the Company’s Annual Report on Form 10-K for the year-ended December 31, 2022. Any forward-looking statements are qualified in their entirety by the foregoing risks and uncertainties and speak only as of the date on which such statements are made. The Company undertakes no obligation to revise or update such forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Balance Sheets
(in thousands, except share and per share data)

	(unaudited)	(audited)

	December 31,	December 31,
ASSETS	2023	2022

Cash and due from banks	$24,105	$20,819
Interest-bearing deposits in financial institutions and federal funds sold	30,996	7,065
Total cash and cash equivalents	55,101	27,884
Interest-bearing time deposits	8,904	14,669
Securities available-for-sale	736,389	786,438
Federal Home Loan Bank (FHLB) and Federal Reserve Bank (FRB) stock, at cost	3,086	4,613
Loans receivable, net	1,277,812	1,226,011
Loans held for sale	124	154
Bank premises and equipment, net	22,549	18,895
Accrued income receivable	12,953	11,275
Bank-owned life insurance	3,131	3,054
Deferred income taxes, net	16,496	22,130
Other intangible assets, net	1,429	1,931
Goodwill	12,424	12,424
Other assets	5,083	5,448

Total assets	$2,155,481	$2,134,926

LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES
Deposits
Noninterest-bearing checking	$370,942	$391,576
Interest-bearing checking	611,891	617,379
Savings and money market	552,275	675,031
Time, $250 and over	67,733	42,886
Other time	208,990	171,085
Total deposits	1,811,831	1,897,957

Securities sold under agreements to repurchase	53,994	40,676
Other borrowings	110,588	39,120
Dividends payable	2,428	2,428
Accrued interest payable	4,710	666
Accrued expenses and other liabilities	6,142	4,981
Total liabilities	1,989,693	1,985,828

STOCKHOLDERS' EQUITY
Common stock, $2 par value, authorized 18,000,000 shares; issued and outstanding 8,992,167 shares as of December 31, 2023 and 2022.	17,984	17,984
Additional paid-in capital	14,253	14,253
Retained earnings	180,438	179,931
Accumulated other comprehensive (loss)	(46,887)	(63,070)
Total stockholders' equity	165,788	149,098

Total liabilities and stockholders' equity	$2,155,481	$2,134,926

AMES NATIONAL CORPORATION AND SUBSIDIARIES

Consolidated Statements of Income
(in thousands, except per share data)

	(unaudited)	(unaudited)	(unaudited)	(audited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2023	2022	2023	2022
Interest and dividend income:
Loans, including fees	$15,153	$12,727	$56,810	$45,956
Securities
Taxable	3,118	3,240	12,674	12,101
Tax-exempt	544	605	2,292	2,595
Other interest and dividend income	1,041	226	2,525	901

Total interest and dividend income	19,856	16,798	74,301	61,553

Interest expense:
Deposits	7,257	3,395	24,471	7,316
Other borrowed funds	1,634	610	5,205	993

Total interest expense	8,891	4,005	29,676	8,309

Net interest income	10,965	12,793	44,625	53,244

Credit loss expense (benefit)	755	(168)	789	(874)

Net interest income after credit loss expense (benefit)	10,210	12,961	43,836	54,118

Noninterest income:
Wealth management income	1,142	1,349	4,649	4,938
Service fees	349	338	1,349	1,351
Securities gains, net	-	-	35	37
Gain on sale of loans held for sale	108	105	362	606
Merchant and card fees	416	455	1,665	1,817
Other noninterest income	271	222	1,155	938

Total noninterest income	2,286	2,469	9,215	9,687

Noninterest expense:
Salaries and employee benefits	5,913	5,817	23,664	22,909
Data processing	1,590	1,559	5,985	6,153
Occupancy expenses, net	692	848	2,965	2,945
FDIC insurance assessments	292	158	1,095	608
Professional fees	541	481	2,081	1,888
Business development	385	446	1,360	1,427
Intangible asset amortization	114	136	502	574
New markets tax credit projects amortization	192	188	767	755
Other operating expenses, net	298	294	1,743	1,385

Total noninterest expense	10,017	9,927	40,162	38,644

Income before income taxes	2,479	5,503	12,889	25,161

Income tax expense	340	1,091	2,072	5,868

Net income	$2,139	$4,412	$10,817	$19,293

Basic and diluted earnings per share	$0.24	$0.49	$1.20	$2.14

Declared dividends per share	$0.27	$0.27	$1.08	$1.08